Where Food Comes From, Inc. S-8

Exhibit 5.1

June 15, 2016

Where Food Comes From, Inc.

221 Wilcox Street, Suite A

Castle Rock, CO 80104

Re:	Registration on Form S-8 of 5,000,000 Shares of Common Stock to be Issued Pursuant to the Where Food Comes From, Inc. 2016 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Where Food Comes From, Inc. (the “Company”) in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of 5,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) issuable pursuant to awards under the Where Food Comes From, Inc. 2016 Equity Incentive Plan (the “Plan”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) the Articles of Incorporation of the Company, as amended; (b) the Bylaws of the Company; (c) certain resolutions adopted by the Board of Directors of the Company; and (d) the Plan.

In rendering our opinion, we have assumed, without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed duplicates or copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares are duly authorized and, when and to the extent issued pursuant to awards under the Plan, including payment of any applicable exercise price therefor, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the State of Colorado, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP